NORTH EAST TO RECONVENE SHAREHOLDER MEETING
                               ON MERGER VOTE

SCARBOROUGH, Maine, July 13, 1999 -- North East Insurance Company (Nasdaq:
NEIC) today announced that it has adjourned its July 12 shareholder meeting for lack of a quorum. The meeting will reconvene on Tuesday, July 20, 1999 at 4:00 p.m. The meeting was called to seek approval of a proposed merger agreement with Motor Club of America (Nasdaq: MOTR).

"As previously announced," said Robert G. Schatz, Chairman and CEO of North East, "we have a very high quorum requirement for a transaction of this nature. The proposed merger requires the affirmative vote of holders of at least 75% of the outstanding shares of North East common stock. To date not enough shareholders have voted on the transaction. We adjourned the meeting for another eight days to allow our shareholders additional time to submit their proxies."

Schatz continued, "Of the shares voted so far, a very large percentage are in favor of the transaction. This is consistent with the views of our Board of Directors, which has unanimously approved the merger with Motor Club."

Motor Club also held a meeting of its shareholders July 12. It announced that Motor Club shareholders voted to approve the transaction.

North East Insurance Company is a property and casualty insurer located in Scarborough, Maine. Its common stock has been publicly traded since 1981.